EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (File Nos. 333-117341, 333-100398, 333-70440, 333-45856, 333-45852, 333-66239, 333-15961, 333-15957, 33-92966, 33-80588, 33-78586, 33-50198, and 33-46221) of our report (which expresses an unqualified opinion and contains explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets and the restatement of consolidated financial statements described in Note 4) dated April 14, 2005 relating to the financial statements and financial statement schedule of Retail Ventures, Inc. appearing in and incorporated by reference in the Annual Report on Form 10-K of Retail Ventures, Inc. for the year ended January 29, 2005.

Columbus, Ohio
April 14, 2005